Exhibit 99.1

Financial Report October - December 2013

Record Sales

(Stockholm, Jan. 31, 2014) — For the three-month period ended December 31, 2013, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported record consolidated sales of $2,352 million. Quarterly organic sales (non-U.S. GAAP measures, see enclosed reconciliation table) grew by close to 15%, exceeding our guidance for organic sales* growth of “more than 9%”.

The higher than expected organic sales* in the quarter led to record full year sales of $8,803 million and organic sales* growth of 7% compared to the “more than 5%” expected at the beginning of the quarter. The adjusted operating margin* for the quarter was 10.0%, exceeding our guidance of “around 9%”. For the full year 2013, the adjusted operating margin* was 9.2%.

For the first quarter 2014 we expect organic sales to increase by around 7%, and an adjusted operating margin of around 8%. The indication for the full year is for organic sales growth of around 5%, and an adjusted operating margin of around 9%.

Key Figures

(Dollars in millions, except per share data)	Q4 2013	Q4 2012	Change
Net sales	$2,351.9	$2,051.9	14.6%
Operating income	$202.7	$174.3	16.3%
Operating margin	8.6%	8.5%	0.1pp
Adjusted operating margin1)	10.0%	9.4%	0.6pp
Earnings per share, diluted2)	$1.04	$1.45	(28.3)%
Adjusted earnings per share, diluted1, 2, 3)	$1.70	$1.58	7.6%
Operating cash flow	$299.2	$241.2	24.0%

1) Excluding costs for capacity alignments and antitrust investigations*. 2) Assuming dilution and net of treasury shares. 3) Excluding a non-cash, non-recurring valuation allowance for deferred tax assets in 2013 (non-U.S. GAAP measures, see enclosed reconciliation table).

Comments from Jan Carlson, President & CEO

“The growth in global car production in 2013 was stronger than anticipated at the beginning of the year. It is satisfying to see that, by executing our strategies, we managed to benefit from this growth, ending the year with a quarter of both record sales and double digit sales growth. I’m also proud that we during the quarter were able to return $200 million to our shareholders through dividends and share buy backs.
China is today the world’s biggest auto market and we anticipate that it will continue to grow at healthy rates. In 2013 we grew our Chinese business by over 25% and in the fourth quarter it grew by over 40%, a tremendous achievement. In 2014 we continue to invest for further growth as well as vertical integration in China, as Autoliv’s two biggest investments to date will both start their production, supporting the further expansion.

Active Safety is the other strategic focus area which stands out in 2013. The strong growth across the active safety product lines gives us confidence that we are well on track to achieve our active safety targets of half a billion dollars in sales in 2015 and an operating margin within our long term corporate target range in the next two to three years.

In 2014 our transition continues. We will have a year of high investments in order to support further expansion in the growth markets, partly through vertical integration. At the same time we are adjusting our global footprint to adapt to the changes in the market. We also continue to address our operational margin challenges in Europe and Brazil.

Through a combination of our growth strategy, focus on quality, and execution of the 2014 transition, we believe we will be able to achieve margin improvements beyond 2014.”

An earnings conference call will be held at 2:30 p.m. (CET) today, January 31. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

4th Quarter	Q4 Report – 2013

Outlook

Based on our customer call-offs we expect organic sales for the first quarter of 2014 to grow by around 7% compared to the same quarter of 2013. Currencies are expected to have a slightly negative effect, resulting in a consolidated sales growth of around 6.5%. The operating margin, excluding costs for capacity alignments and antitrust investigations, is expected to be around 8%.

The indication for the full year is for organic sales growth of around 5% and an operating margin of around 9%, excluding costs for capacity alignments and antitrust investigations. Consolidated sales are also expected to grow by around 5% as effects from currencies are expected to be negligible.

Our capacity alignment program will extend into 2014. We expect the costs for the program to be in the range of $20 million to $40 million for the full year.

The projected effective tax rate for the full year 2014 is currently expected to be around 28%, excluding any discrete items, and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow is expected to remain strong and to be at least $700 million excluding any potential cost for discrete items. Capital expenditures are expected to increase in support of our growth strategy and to be in the range of 4.5% to 5.0% of sales, an increase from 2013.

Consolidated Sales

Consolidated sales increased by close to 15%, to $2,352 million from $2,052 million, in the same quarter of 2012. Currency effects were negligible, resulting in a similar organic sales* growth of close to 15%. This compares favorably to the organic sales growth of “more than 9%”

expected at the beginning of the quarter. The main reason that Autoliv exceeded its quarterly sales guidance was stronger than expected vehicle production volumes in all regions, particularly in China.

Sales by Product

Change vs. same quarter last year

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ divestitures	Currency effects1)	Organic change*
Airbags	$1,519.1	14.2%	—	(0.5)%	14.7%
Seatbelts	732.1	11.3%	—	0.4%	10.9%
Active Safety	100.7	56.7%	—	1.1%	55.6%

Global	$2,351.9	14.6%	—	(0.2)%	14.8%

1)	Effects from currency translations.

The strong growth in sales of airbag products (including steering wheels and passive safety electronics) was mainly driven by high growth for side airbags, electronics and steering wheels. Knee airbags, which grew by more than 50%, also contributed to this growth. All areas within airbags and related products showed double digit sales growth.

The growth in seatbelt products was primarily driven by strong sales growth in China and Europe. Japan and the Rest of Asia showed a decline due to low sales for certain platforms and unfavorable model shifts. The trend of higher sales for more advanced and higher value added seatbelt systems continued globally.

All areas of active safety products (automotive radars, night vision systems and cameras with driver assist systems) showed organic growth. This was the third consecutive quarter that Active Safety grew by over 50%. Sales of radar products to Mercedes were particularly strong, but vision products to BMW and night vision to Mercedes also contributed. This was the first time quarterly sales in Active Safety exceeded $100 million.

4th Quarter	Q4 Report – 2013

Sales by Region

Change vs. same quarter last year

		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ divestitures	Currency effects1)	Organic change*
Asia		$863.7	22.2%	—	(3.9)%	26.1%
Whereof:	China	436.6	46.5%	—	2.5%	44.0%
	Japan	183.6	2.1%	—	(19.4)%	21.5%
	Rest of Asia	243.5	6.3%	—	(0.1)%	6.4%
Americas		744.9	6.1%	—	(0.5)%	6.6%
Europe		743.3	15.7%	—	4.4%	11.3%

Global		$2,351.9	14.6%	—	(0.2)%	14.8%

1)	Effects from currency translations.

All regions showed healthy organic growth* in the quarter. This can partly be attributed to the growth in light vehicle production, and partly to having high Autoliv content on well performing vehicle platforms.

Certain sales related to active safety products have been reclassified from the Americas to Europe. See the tables section of this report for updated figures.

Autoliv’s sales in Asia were $864 million. The Company divides its Asian sales in three parts, China, Japan and the Rest of Asia.

Sales from Autoliv’s companies in China grew organically by over 40% in the quarter. This continued strong growth was balanced between increases for domestic Chinese OEM’s and international brands. The territorial dispute between China and Japan in 2012, which negatively affected sales of Japanese cars in China that year, also contributed to the positive year over year comparison. Our strong performance was primarily due to high Autoliv content on the well performing Nissan Qashqai, as well as production volume increases for several Chinese models where Autoliv has high content, such as Great Wall with Haval’s H6.

Sales growth from Autoliv’s companies in Japan was due to sales increases with Mazda’s CX-5, Toyota’s RAV4, Mitsubishi’s eK Wagon and Honda’s Odyssey.

For Autoliv’s companies in the Rest of Asia (RoA), the sales growth came from South Korea with growth for Hyundai’s ix35 and Santa Fe, as well as KIA’s Sportage where Autoliv has high content. In India, overall sales were flat, as declining sales for models from Suzuki and Tata offset sales growth from the launch of Hyundai’s i10.

Sales from Autoliv’s companies in the Americas grew in both North and South America. Launches and production ramp-ups with Nissan, Chrysler and Toyota were the most important drivers of sales growth.

The 11% organic sales* growth from Autoliv’s companies in Europe was driven by increased radar sales with Mercedes as part of its on-going roll out of Collision Prevention Assist (CPA) across most of its platforms. High demand from premium brands, as well as Peugeot and Citroën, were also key contributors to higher sales.

Launches in the 4th Quarter

Mercedes’ new C-Class Radar system and active seatbelts with pretensioners.	New Mini Steering wheel with driver airbag, knee airbag, seatbelts with pretensioners and vision system.	Nissan’s new Qashqai Inflatable curtains, side airbags and safety electronics.

Hyundai’s new Genesis Driver airbag, passenger airbag, knee airbag, inflatable curtains, side airbags and safety electronics.	Honda’s new Odyssey Inflatable curtains, side airbags and radar system.	Honda’s new Vezel Inflatable curtains.

BMW’s new 2-Series Inflatable curtains, side airbags, seatbelts with pretensioners and vision system.	Lincoln’s new MKC Passenger airbag, knee airbag, inflatable curtains, side airbags and seatbelts with pretensioners.	Porsche’s new 918 Spyder Passenger airbag, knee airbag, inflatable curtains, side airbags and seatbelts with pretensioners.

4th Quarter	Q4 Report – 2013

Earnings

(Dollars in millions, except per share data)	Q4 2013	Q4 2012	Change
Net Sales	$2,351.9	$2,051.9	14.6%
Gross profit	$454.9	$395.4	15.0%
% of sales	19.3%	19.3%	0.0pp
S, G&A	$(103.2)	$(90.4)	14.2%
% of sales	(4.4)%	(4.4)%	0.0pp
R, D&E net	$(109.6)	$(105.4)	4.0%
% of sales	(4.7)%	(5.1)%	0.4pp
Operating income	$202.7	$174.3	16.3%
% of sales	8.6%	8.5%	0.1pp
Adjusted operating income1)	$236.3	$193.1	22.4%
% of sales	10.0%	9.4%	0.6pp
Income before taxes	$194.6	$170.0	14.4%
Tax rate	48.3%	17.6%	30.7pp
Net income	$100.5	$140.0	(28.2)%
Earnings per share, diluted2)	$1.04	$1.45	(28.3)%
Adjusted earnings per share, diluted1, 2, 3)	$1.70	$1.58	7.6%

1) Excluding costs for capacity alignments and antitrust investigations. 2) Assuming dilution and net of treasury shares. 3) Excluding a non-cash, non-recurring valuation allowance for deferred tax assets in 2013 (non-U.S. GAAP measures, see enclosed reconciliation table).

For the fourth quarter 2013, gross profit was $60 million higher than in the same quarter 2012 mainly due to higher sales. The gross margin was unchanged, a result of the higher sales and lower raw material costs, offset by ramp-ups of capacity for growth, as well as adverse currency effects.

Operating income increased by $28 million to $203 million, or 8.6% of sales. Research, Development and Engineering (R, D&E) net, was $4 million higher, as a result of higher cost, partly offset by higher engineering income. Costs primarily related to capacity alignments, but also to the on-going antitrust investigations reduced operating margin by 1.4pp in the fourth quarter of 2013, compared to 0.9pp in the same quarter 2012. Therefore, operating margin*, excluding these costs, was 10.0%, compared to 9.4% of sales for the same period in 2012.

Income before taxes increased by $25 million to $195 million. Income attributable to controlling interest amounted to $100 million, a decrease from the fourth quarter of 2012. The effective tax rate was 48.3% compared to 17.6% in the same quarter of 2012. Discrete tax items increased the tax rate by 18.6pp and an unfavorable catch up effect by around 1pp. In the fourth quarter 2012, discrete tax items, net and a favorable catch up effect reduced the effective rate by 10.4pp.

Earnings per share (EPS) assuming dilution was $1.04 compared to $1.45 for the same period one year ago. EPS assuming dilution was negatively affected by an increase in the valuation allowance related to deferred tax assets of $39 million or $0.41 per share. This non-cash, non-recurring allowance is related to the inefficiencies in Europe and capacity alignment due to depressed volumes in the region. Capacity alignment costs and an unusually low effective tax rate in the fourth quarter 2012 due to discrete items also had a negative effect. This negative effect was partly offset by higher operating income. The adjusted EPS* assuming dilution was $1.70 compared to $1.58 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 95.5 million compared to 95.8 million in Q4 2012.

4th Quarter	Q4 Report – 2013

Cash flow and Balance Sheet

Cash flow from operations amounted to $299 million compared to $241 million in the same quarter of 2012. This was the second highest fourth quarter cash flow ever, despite voluntary contributions to a U.S. pension plan of $35 million.

Cash flow before financing* amounted to $190 million compared to $141 million during the same quarter of 2012. Capital expenditures net, of $112 million were $37 million more than depreciation and amortization expense in the quarter and $13 million more than capital expenditures during the fourth quarter of 2012.

During the quarter, operating working capital* decreased to 6.2% of sales from 7.9% on September 30, 2013. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 66 days outstanding from 73 days on September 30, 2013, and from 67 days outstanding on December 31, 2012. Days inventory outstanding decreased to 29 days from 31 days, both on September 30, 2013 and December 31, 2012.

The Company’s net cash position* increased by $3 million during the quarter to $511 million at December 31, 2013. This was despite the Company’s repurchase of common shares amounting to $148 million, a quarterly dividend payment which reduced net cash by $48 million and voluntary contributions to a U.S. pension plan of $35 million. Gross interest-bearing debt decreased by $21 million to $619 million.

During the quarter, total equity decreased by $32 million to $4,000 million due to $148 million from repurchased shares, $52 million accrual for the declared dividend that will be paid in the first quarter and negative currency effects of $2 million. These negative effects were partially offset by $101 million from net income, $54 million from lower pension liabilities and $15 million from common stock incentives. Total parent shareholders’ equity was $3,981 million corresponding to $42.17 per share.

Light Vehicle Production Development

Change vs. same quarter last year

	China	Japan	RoA	Americas	Europe	Total
LVP1)	19.7%	11.7%	(5.6)%	2.5%	3.3%	6.3%
1)	Source: IHS January 16, 2014.

During the three month period from October to December 2013, global Light Vehicle Production (LVP) is estimated by IHS to have increased by over 6% compared to the same quarter in 2012. This was a marked increase compared to the growth of close to 3% expected by IHS at the beginning of the quarter.

In China, which accounts for more than 15% of Autoliv’s sales, LVP grew by close to 20%, an improvement of almost 11pp compared to the October estimate.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP grew by close to 12%, over 2pp more than the October estimate.

In the RoA, which represents 10% of Autoliv sales, LVP declined by close to 6%, more than 2pp less than the previous estimate for a decline of more than 8%.

In the Americas, which make up around one third of Autoliv’s sales, the LVP increased by over 2%, in line with IHS’s growth expectation at the beginning of the quarter. In North America, the increase was over 5% which is less than the 6% expected at the beginning of the quarter. In South America the decline was 8%, around 3pp less than the decline of almost 11% expected in IHS’s October forecast.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by over 3% compared to the same quarter in 2012, which was 3pp better than IHS’s estimate in October. In Western Europe the LVP grew by close to 6%, 3pp more than estimated at the beginning of the quarter. In Eastern Europe, the LVP declined by almost 1%, 3pp less than the 4% decline estimated at the beginning of the quarter.

Headcount

	December 31, 2013	September 30, 2013	December 31, 2012
Headcount	56,475	55,511	50,962
Whereof:
Direct workers in manufacturing	72%	72%	71%
Low Cost Countries	72%	71%	69%
Temporary personnel	17%	18%	18%

Total headcount (permanent employees and temporary personnel) increased by nearly 1,000 people. In low cost countries the increase was over 1,200 people while the headcount in high cost countries was reduced by over 200 people. For the full year 2013 the total headcount increase was around 5,500 people.

Full Year	Q4 Report – 2013

Consolidated Sales Full Year 2013

Consolidated sales increased to $8,803 million from $8,267 million in 2012. Excluding the effect from a 2012 divestiture and currencies, the organic sales* growth was 7%, which compares favorably to the growth of “more than 5%”, expected at the beginning of the fourth quarter

2013. All areas of the Company showed sales growth for the full year, with sales in China and of active safety products as the two individually most significant contributors. Together these two areas represented 70% of Autoliv’s organic sales* growth in 2013.

Sales by Product

Year over year change

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ divestitures	Currency effects1)	Organic change*
Airbags	$5,686.0	5.5%	—	(0.7)%	6.2%
Seatbelts	2,772.7	4.4%	(0.6)%	0.5%	4.5%
Active Safety	344.7	58.0%	—	1.0%	57.0%

Global	$8,803.4	6.5%	(0.2)%	(0.3)%	7.0%
1)	Effects from currency translations.

Sales of airbag products (including steering wheels and passive safety electronics) were favorably impacted by higher volumes of steering wheels, knee airbags, pedestrian protection airbags and passive safety electronics.

Sales of seatbelt products were particularly strong in China and South America. The reported sales were negatively affected by 0.6% from the divestiture of Autoliv Mekan AB in 2012. Additionally, the global trend towards more advanced and higher value-added seatbelt systems continued globally.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted from growth in all areas of this business. Sales of radar related products were particularly strong, largely as a result of Mercedes’ decision to introduce CPA across most of its platforms. Sales of vision systems to BMW and night vision to Mercedes also contributed to the growth.

Sales by Region

Year over year change

		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ divestitures	Currency effects1)	Organic change*
Asia		$2,974.1	8.1%	—	(4.2)%	12.3%
Whereof:	China	1,405.5	28.0%	—	2.3%	25.7%
	Japan	688.2	(17.1)%	—	(18.2)%	1.1%
	Rest of Asia	880.4	6.8%	—	1.2%	5.6%
Americas		2,943.6	3.7%	—	0.3%	3.4%
Europe		2,885.7	7.9%	(0.6)%	3.1%	5.4%

Global		$8,803.4	6.5%	(0.2)%	(0.3)%	7.0%
1)	Effects from currency translations.

For the full year 2013, sales in Asia (China, Japan, RoA) represent 34% of total sales, the Americas 33% and Europe 33%. Sales continue to be balanced across the regions and 2013 marks the first time for Asia as the largest region in terms of sales. The main growth drivers in 2013 were China and Active Safety, which combined represented 70% of the organic sales* growth.

Sales from Autoliv’s companies in China grew rapidly with both Chinese and global OEMs. A number of models contributed, most importantly Great Wall’s M4 and Haval’s H6, Wuling’s Hongguang, Geely’s Emgrand, Jianghuai’s Refine S5, Nissan’s Teana and Sylphy, Ford’s Kuga and Focus and Hyundai’s Santa Fe.

Sales from Autoliv’s companies in Japan had slight organic growth despite declining LVP, with sales of high content export vehicles increasing during the year.

Sales from Autoliv’s companies in the RoA grew primarily through strong sales growth in Thailand, with Mitsubishi’s Mirage, and in South Korea as a result of a favorable model mix with KIA.

Sales from Autoliv’s companies in the Americas were positively impacted by increases in a number of models from Ford, such as the Fusion, and Nissan’s Pathfinder and Altima.

Sales from Autoliv’s companies in Europe were driven by sales to Mercedes through its roll out of CPA across most platforms and high sales for the E- and S-Class models. Increasing market share and strong growth for premium brands such as BMW’s 3-series and Land Rover’s Range Rover models contributed to the increased sales in Europe.

6

Full Year	Q4 Report – 2013

Earnings

(Dollars in millions, except per share data)	Full year 2013	Full year 2012	Change
Net Sales	$8,803.4	$8,266.7	6.5%
Gross profit	$1,704.6	$1,646.2	3.5%
% of sales	19.4%	19.9%	(0.5)pp
S,G&A	$(389.9)	$(366.7)	6.3%
% of sales	(4.4)%	(4.4)%	0.0pp
R,D&E net	$(489.3)	$(455.4)	7.4%
% of sales	(5.6)%	(5.5)%	(0.1)pp
Operating income	$761.4	$705.4	7.9%
% of sales	8.6%	8.5%	0.1pp
Adjusted operating income1)	$808.4	$803.1	0.7%
% of sales	9.2%	9.7%	(0.5)pp
Income before taxes	$734.0	$668.6	9.8%
Tax rate	33.2%	27.4%	5.8pp
Net income	$489.9	$485.6	0.9%
Earnings per share, diluted2)	$5.07	$5.08	(0.2)%
Adjusted earnings per share, diluted1, 2, 3)	$5.82	$5.82	0.0%

1) Excluding costs for capacity alignments and antitrust investigations. 2) Assuming dilution and net of treasury shares. 3) Excluding a non-cash, non-recurring valuation allowance for deferred tax assets in 2013 (non-U.S. GAAP measures, see enclosed reconciliation table).

Gross profit increased by $58 million, primarily as a result of the higher sales. Gross margin declined by 0.5pp compared to 2012 mainly as a result of a combination of operational inefficiencies in Europe and Brazil, as well as adverse currency effects, primarily from the Japanese Yen, Turkish Lira and Brazilian Real. Lower raw material costs had a positive impact.

Operating income increased by $56 million to $761 million and the operating margin by 0.1pp to 8.6%. Research, Development and Engineering (R, D&E) net, was $34 million higher due to costs for growth and high engineering costs in Active Safety. The increase was partly offset by higher engineering income.

Excluding costs for capacity alignments and antitrust investigations the operating margin* was 9.2% compared to 9.7% for 2012. This decline was mainly due to the operational inefficiencies and adverse currency effects.

Income before taxes increased by $65 million to $734 million, $9 million more than the increase in operating income, mainly due to lower interest expense, net.

Net income attributable to controlling interest amounted to $486 million compared to $483 million in 2012. Income tax expense was $244 million compared to $183 million in 2012. In 2013, discrete tax items, net of $33 million increased the rate by 4.5pp. The effective tax rate was 33.2% compared to 27.4% for 2012 when discrete tax items net, reduced the rate by 0.6pp.

EPS amounted to $5.07 assuming dilution compared to $5.08 for 2012. EPS assuming dilution was negatively affected by an increase in the valuation allowance related to deferred tax assets of $39 million or $0.41 per share. This non-cash, non-recurring allowance is related to the inefficiencies in Europe and capacity alignment due to depressed volumes in the region. These effects were partly offset by the positive effect from lower capacity alignment costs. The adjusted EPS* assuming dilution was $5.82, unchanged from 2012.

The weighted average number of shares outstanding assuming dilution increased to 95.9 million compared to 95.1 million for the full year 2012.

Full Year	Q4 Report – 2013

Cash flow and Balance Sheet

Operations generated $838 million in cash and $461 million before financing compared to $689 and $330 million, respectively, during 2012. Capital expenditures net, amounted to $379 million and depreciation and amortization totaled $286 million compared to $360 million and $273 million, respectively, in 2012.

Autoliv’s net cash position increased by $151 million, to $511 million despite the common share repurchases of $148 million and dividends totaling $191 million.

Total equity increased by $224 million, due to $490 million from net income, $59 million from lower pension liabilities and $36 million from common stock incentives. These favorable effects were partially offset by dividends of $196 million, repurchased treasury shares of $148 million and negative currency translation effects of $17 million.

Light Vehicle Production Development

Year over year change

	China	Japan	RoA	Americas	Europe	Total
LVP1)	14.1%	(4.1)%	(0.7)%	5.1%	0.2%	3.5%
1)	Source: IHS January 16, 2014.

For the full year 2013, global Light Vehicle Production is estimated by IHS to have increased by more than 3% compared to the full year 2012. This was an increase compared to the growth of less than 2% expected by IHS in January 2013.

In China, which accounts for more than 15% of Autoliv’s sales, LVP grew by 14%, an improvement of more than 4pp compared to the January 2013 estimate.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP declined by 4%, 8pp less compared to the January 2013 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP declined by close to 1%, compared to a growth of more than 4% expected at the beginning of 2013.

In the Americas which makes up around one third of Autoliv’s sales, the LVP increased by 5%, which was almost 2pp more than IHS’s growth expectation at the beginning of the year. In North America, the increase was 5% compared to the 3% expected at the beginning of the year. In South America, the increase was close to 6%, almost 2pp more than in the January 2013 forecast.

In Europe where Autoliv currently generates around one third of its sales, LVP was virtually flat which was 3pp better than IHS’s estimate in January. In Western Europe the LVP was almost unchanged, more than 5pp better than estimated at the beginning of the year. In Eastern Europe the LVP increased by 1%, 1pp less than estimated at the beginning of 2013.

Q4 Report – 2013

Other Significant Items

•	During the fourth quarter 2013, the Company reactivated its share repurchase program whereby it was authorized to repurchase up to 3.2 million common shares. In October and November, the Company repurchased a total of 1.636 million shares at an average price of $90.30 totaling $148 million.

•	On January 30, 2014, the Board of Directors approved an additional 10 million shares for repurchase as part of the Company’s share repurchase program (for a total of approximately 11.6 million shares together with the existing authorization). There continues to be no expiration to the share repurchase authorization and management may repurchase shares from time-to-time at their discretion, on the open market or otherwise. The expansion of the repurchase program is a part of the Company’s strategy to adjust its capital structure.

•	As part of its previously announced revised debt limitation policy and target leverage ratio, the Company regularly reviews the scheduled maturities and terms of its outstanding debt securities, and evaluates the possibility of new issuances, subject to market conditions and other factors, in order to extend its debt maturity profile and reach its leverage ratio target.
•	On November 6, Mr. Bo I. Andersson resigned from the Autoliv Board of Directors when he was appointed as CEO for AvtoVAZ, the largest Russian domestic auto manufacturer.

•	On November 27, Autoliv announced that it appointed Mr. Jonas Nilsson as the new President for Autoliv Europe. He joined Autoliv from International Automotive Components Group where he held the position of SVP Operations, Europe. Mr. Nilsson started in his new position in January 2014.

•	On December 9, Standard & Poor’s Ratings Services raised its long-term corporate credit rating on Autoliv Inc. to ‘A-’ from ‘BBB+’ on the assessment that the financial risk profile is “minimal” and the forecast that the company will maintain solid financial ratios over the next two years.

•	On December 17, the Company announced that Mr. Lars Sjöbring, Autoliv’s Vice President of Legal Affairs and General Counsel, will leave Autoliv to pursue another career opportunity. Starting January 1, 2014 Mr. Anthony Nellis, currently Vice President Legal Affairs Asia acts as Autoliv’s Interim Vice President of Legal Affairs and General Counsel. Mr. Nellis first joined Autoliv in 2001.

Dividends

As previously announced, the Company declared an increase in the quarterly dividend to shareholders to 52 cents per share for the first quarter 2014, up from the previous level of 50 cents.

This dividend will be payable on Thursday, March 6, 2014 to Autoliv shareholders of record on the close of business on Thursday, February 20, 2014.

The ex-date when the shares will trade without the right to the dividend will be Tuesday, February 18, 2014.

Annual Meeting

The Board of Directors set May 6, 2014 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 10, 2014 will be entitled to be present and vote at the Meeting. Notice of the General Meeting will be mailed to the holders of record in the last week of March 2014.

Next Report

Autoliv intends to publish the quarterly report for the first quarter 2014 on Friday, April 25, 2014.

Footnotes

*	Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

9

Q4 Report – 2013

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q4 Report – 2013

Key Ratios

	Quarter October - December		Full year	Full year
	2013	2012	2013	2012
Earnings per share, basic	$1.05	$1.45	$5.09	$5.17
Earnings per share, diluted1)	$1.04	$1.45	$5.07	$5.08
Total parent shareholders’ equity per share	$42.17	$39.36	$42.17	$39.36
Cash dividend paid per share	$0.50	$0.50	$2.00	$1.89
Operating working capital, $ in millions2)	543	579	543	579
Capital employed, $ in millions3)	3,489	3,415	3,489	3,415
Net (cash) debt, $ in millions2)	(511)	(361)	(511)	(361)
Gross margin, %4)	19.3	19.3	19.4	19.9
Operating margin, %5)	8.6	8.5	8.6	8.5
Return on total equity, %6)	10.0	15.0	12.5	13.6
Return on capital employed, %7)	23.3	20.7	22.1	21.3
Average no. of shares in millions1)	95.5	95.8	95.9	95.1
No. of shares at period-end in millions8)	94.4	95.5	94.4	95.5
No. of employees at period-end9)	46,852	41,747	46,852	41,747
Headcount at period-end10)	56,475	50,962	56,475	50,962
Days receivables outstanding11)	66	67	70	66
Days inventory outstanding12)	29	31	31	30

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Q4 Report – 2013

Consolidated Statements of Net Income

	Quarter October - December		Full year	Full year
(Dollars in millions, except per share data)	2013	2012	2013	2012
Net sales
Airbag products	$1,519.1	$1,330.0	$5,686.0	$5,392.0
Seatbelt products	732.1	657.6	2,772.7	2,656.5
Active safety products	100.7	64.3	344.7	218.2

Total net sales	2,351.9	2,051.9	8,803.4	8,266.7

Cost of sales	(1,897.0)	(1,656.5)	(7,098.8)	(6,620.5)

Gross profit	454.9	395.4	1,704.6	1,646.2

Selling, general & administrative expenses	(103.2)	(90.4)	(389.9)	(366.7)
Research, development & engineering expenses, net	(109.6)	(105.4)	(489.3)	(455.4)
Amortization of intangibles	(5.1)	(5.7)	(20.4)	(20.2)
Other income (expense), net	(34.3)	(19.6)	(43.6)	(98.5)

Operating income	202.7	174.3	761.4	705.4

Equity in earnings of affiliates, net of tax	1.9	2.8	7.3	8.1
Interest income	1.4	1.0	3.9	3.4
Interest expense	(8.6)	(9.1)	(32.9)	(41.7)
Other financial items, net	(2.8)	1.0	(5.7)	(6.6)

Income before income taxes	194.6	170.0	734.0	668.6

Income taxes	(94.1)	(30.0)	(244.1)	(183.0)

Net income	$100.5	$140.0	$489.9	$485.6

Less: Net income attributable to non-controlling interest	0.8	1.3	4.1	2.5
Net income attributable to controlling interest	$99.7	$138.7	$485.8	$483.1

Earnings per share1)	$1.04	$1.45	$5.07	$5.08

1)	Assuming dilution and net of treasury shares.

Q4 Report – 2013

Consolidated Balance Sheets

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2013	2013	2013	2013	2012
Assets
Cash & cash equivalents	$1,118.3	$1,134.7	$1,042.4	$990.5	$977.7
Receivables, net	1,688.0	1,710.8	1,716.5	1,674.5	1,509.3
Inventories, net	661.8	642.4	617.1	613.5	611.0
Other current assets	232.3	221.0	219.1	170.6	191.2

Total current assets	3,700.4	3,708.9	3,595.1	3,449.1	3,289.2

Property, plant & equipment, net	1,336.2	1,291.8	1,244.6	1,230.9	1,232.8
Investments and other non-current assets	259.0	328.3	321.1	337.8	341.3
Goodwill assets	1,610.1	1,608.5	1,602.7	1,604.3	1,610.8
Intangible assets, net	77.3	82.7	87.1	92.2	96.2

Total assets	$6,983.0	$7,020.2	$6,850.6	$6,714.3	$6,570.3

Liabilities and equity
Short-term debt	$339.4	$216.4	$183.8	$72.1	$69.8
Accounts payable	1,199.9	1,114.1	1,128.5	1,076.9	1,055.9
Other current liabilities	889.2	837.5	804.9	795.0	724.1

Total current liabilities	2,428.5	2,168.0	2,117.2	1,944.0	1,849.8

Long-term debt	279.1	423.5	440.2	561.0	562.9
Pension liability	147.3	263.9	258.3	256.9	255.4
Other non-current liabilities	127.7	132.5	129.1	129.4	126.1

Total non-current liabilities	554.1	819.9	827.6	947.3	944.4

Total parent shareholders’ equity	3,981.3	4,011.6	3,886.1	3,803.9	3,758.6
Non-controlling interest	19.1	20.7	19.7	19.1	17.5

Total equity	4,000.4	4,032.3	3,905.8	3,823.0	3,776.1

Total liabilities and equity	$6,983.0	$7,020.2	$6,850.6	$6,714.3	$6,570.3

Q4 Report – 2013

Consolidated Statements of Cash Flows

	Quarter October - December		Full year	Full year
(Dollars in millions)	2013	2012	2013	2012
Net income	$100.5	$140.0	$489.9	$485.6
Depreciation and amortization	75.4	69.2	286.0	273.2
Other, net	4.8	(3.6)	43.2	9.8
Changes in operating assets and liabilities	118.5	35.6	18.8	(80.1)

Net cash provided by operating activities	299.2	241.2	837.9	688.5

Capital expenditures, net	(111.9)	(99.1)	(379.3)	(360.4)
Acquisitions of businesses and other, net	2.9	(1.3)	1.9	2.2

Net cash used in investing activities	(109.0)	(100.4)	(377.4)	(358.2)

Net cash before financing1)	190.2	140.8	460.5	330.3

Net (decrease) increase in short-term debt	125.0	(93.2)	272.8	(119.8)
Issuance of long-term debt	—	66.0	—	98.5
Repayments and other changes in long-term debt	(142.3)	(0.5)	(277.3)	(9.4)
Dividends paid	(47.5)	(47.7)	(191.0)	(177.6)
Shares repurchased	(147.9)	—	(147.9)	—
Common stock options exercised	11.0	0.8	27.0	12.9
Common stock issue, net	—	—	—	106.3
Dividend paid to non-controlling interests	(2.9)	—	(3.3)	(0.8)
Capital contribution from non-controlling interests	0.4	—	0.4	—
Other, net	0.1	(0.4)	1.0	(1.4)
Effect of exchange rate changes on cash	(2.5)	3.7	(1.6)	(0.5)

Increase (decrease) in cash and cash equivalents	(16.4)	69.5	140.6	238.5
Cash and cash equivalents at period-start	1,134.7	908.2	977.7	739.2

Cash and cash equivalents at period-end	$1,118.3	$977.7	$1,118.3	$977.7

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 Report – 2013

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars), currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter October - December	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	14.7	$195.9	10.9	$71.6	55.6	$35.8	14.8	$303.3
Currency effects1)	(0.5)	(6.8)	0.4	2.8	1.1	0.7	(0.2)	(3.3)
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	14.2	$189.1	11.3	$74.4	56.7	$36.5	14.6	$300.0

1)	Effects from currency translations.

Full year 2013	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	6.2	$333.2	4.5	$119.4	57.0	$124.3	7.0	$576.9
Currency effects1)	(0.7)	(39.3)	0.5	13.4	1.0	2.3	(0.3)	(23.6)
Acquisitions/divestitures	—	—	(0.6)	(16.6)	—	—	(0.2)	(16.6)

Reported change	5.5	$293.9	4.4	$116.2	58.0	$126.6	6.5	$536.7

1)	Effects from currency translations.

Sales by Region

Quarter October - December	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	44.0	$131.1	21.5	$38.7	6.4	$14.6	6.6	$46.0	11.3	$72.9	14.8	$303.3
Currency effects1)	2.5	7.4	(19.4)	(34.9)	(0.1)	(0.1)	(0.5)	(3.5)	4.4	27.8	(0.2)	(3.3)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	46.5	$138.5	2.1	$3.8	6.3	$14.5	6.1	$42.5	15.7	$100.7	14.6	$300.0

1)	Effects from currency translations.

Full year 2013	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	25.7	$281.9	1.1	$8.9	5.6	$46.3	3.4	$96.0	5.4	$143.8	7.0	$576.9
Currency effects1)	2.3	26.0	(18.2)	(151.2)	1.2	10.0	0.3	8.5	3.1	83.1	(0.3)	(23.6)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	(0.6)	(16.6)	(0.2)	(16.6)

Reported change	28.0	$307.9	(17.1)	$(142.3)	6.8	$56.3	3.7	$104.5	7.9	$210.3	6.5	$536.7

1)	Effects from currency translations.

Q4 Report – 2013

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31 2013	September 30 2013	June 30 2013	March 31 2013	December 31 2012
Total current assets	$3,700.4	$3,708.9	$3,595.1	$3,449.1	$3,289.2
Total current liabilities	(2,428.5)	(2,168.0)	(2,117.2)	(1,944.0)	(1,849.8)

Working capital	$1,271.9	$1,540.9	$1,477.9	$1,505.1	$1,439.4
Cash and cash equivalents	(1,118.3)	(1,134.7)	(1,042.4)	(990.5)	(977.7)
Short-term debt	339.4	216.4	183.8	72.1	69.8
Derivative asset and liability, current	1.1	(0.2)	0.0	(1.3)	0.0
Dividends payable	49.1	47.9	47.8	47.8	47.7

Operating working capital	$543.2	$670.3	$667.1	$633.2	$579.2

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Short-term debt	$339.4	$216.4	$183.8	$72.1	$69.8
Long-term debt	279.1	423.5	440.2	561.0	562.9

Total debt	$618.5	$639.9	$624.0	$633.1	$632.7
Cash and cash equivalents	(1,118.3)	(1,134.7)	(1,042.4)	(990.5)	(977.7)
Debt-related derivatives	(11.5)	(13.5)	(13.8)	(15.7)	(15.8)

Net (cash) debt	$(511.3)	$(508.3)	$(432.2)	$(373.1)	$(360.8)

Q4 Report – 2013

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter October - December 2013			Quarter October - December 2012
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$236.3	$(33.6)	$202.7	$193.1	$(18.8)	$174.3
Operating margin, %	10.0	(1.4)	8.6	9.4	(0.9)	8.5
Income before taxes	$228.2	$(33.6)	$194.6	$188.8	$(18.8)	$170.0
Net income2)	$163.4	$(62.9)	$100.5	$153.0	$(13.0)	$140.0
Return on capital employed, %	26.9	(3.6)	23.3	22.5	(1.8)	20.7
Return on total equity, %	16.1	(6.1)	10.0	16.1	(1.1)	15.0
Earnings per share, diluted2, 3)	$1.70	$(0.66)	$1.04	$1.58	$(0.13)	$1.45

	Full year 2013			Full year 2012
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$808.4	$(47.0)	$761.4	$803.1	$(97.7)	$705.4
Operating margin, %	9.2	(0.6)	8.6	9.7	(1.2)	8.5
Income before taxes	$781.0	$(47.0)	$734.0	$766.3	$(97.7)	$668.6
Net income2)	$562.0	$(72.1)	$489.9	$556.4	$(70.8)	$485.6
Capital employed2)	$3,561	$(72)	$3,489	$3,486	$(71)	$3,415
Return on capital employed, %	23.4	(1.3)	22.1	23.9	(2.6)	21.3
Return on total equity, %	14.3	(1.8)	12.5	15.4	(1.8)	13.6
Earnings per share, diluted2, 3)	$5.82	$(0.75)	$5.07	$5.82	$(0.74)	$5.08
Total parent shareholders’ equity per share2)	$42.92	$(0.75)	$42.17	$40.10	$(0.74)	$39.36

1) Adjustments for capacity alignments and antitrust investigations in both 2012 and 2013. 2) Adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets in both the fourth quarter 2013 and full year 2013 of $39 on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 3) Assuming dilution and net of treasury shares.

Reclassified Active Safety Sales - Europe and Americas

Certain sales related to Active Safety products have been reclassified on a regional basis for reporting purposes from the Americas to Europe. Below is a reconciliation table showing such reclassification for 2012 and the first nine months of 2013. The reclassified amounts in 2011 were insignificant. The reclassification has no impact on total sales, gross profit, gross margin, operating income or operating margin.

	Q1	Q2	Q3		January - September
(Dollars in millions)	2013	2013	2013		2013
Europe, reclassified	707.9	744.1	690.5		$2,142.5
Europe change vs. reported	22.2	35.6	45.0		$102.8
Americas, reclassified	733.7	752.8	712.1		$2,198.6
Americas change vs. reported	(22.2)	(35.6)	(45.0)		$(102.8)

	Q1	Q2	Q3	Q4	Full year
(Dollars in millions)	2012	2012	2012	2012	2012
Europe, reclassified	757.7	678.7	596.4	642.6	$2,675.4
Europe change vs. reported	2.8	5.4	9.8	12.7	$30.7
Americas, reclassified	730.4	724.3	682.0	702.4	$2,839.1
Americas change vs. reported	(2.8)	(5.4)	(9.8)	(12.7)	$(30.7)

Q4 Report – 2013

Multi-year Summary

(Dollars in millions, except per share data)	20131, 6)	20121)	20111)	20101)	20091)
Sales and Income
Net sales	$8,803	$8,267	$8,232	$7,171	$5,121
Operating income	761	705	889	869	69
Income before income taxes	734	669	828	806	6
Net income attributable to controlling interest	486	483	623	591	10

Financial Position
Current assets excluding cash	2,582	2,312	2,261	2,101	1,707
Property, plant and equipment, net	1,336	1,233	1,121	1,026	1,042
Intangible assets (primarily goodwill)	1,687	1,707	1,716	1,722	1,729
Non-interest bearing liabilities	2,364	2,162	2,102	2,001	1,610
Capital employed2)	3,489	3,415	3,257	3,066	3,098
Net (cash) debt	(511)	(361)	(92)	127	662
Total equity2)	4,000	3,776	3,349	2,939	2,436
Total assets	6,983	6,570	6,117	5,665	5,186
Long-term debt	279	563	364	638	821

Share data
Earnings per share (US$) – basic	5.09	5.17	6.99	6.77	0.12
Earnings per share (US$) – assuming dilution	5.07	5.08	6.65	6.39	0.12
Total parent shareholders’ equity per share (US$)2)	42.17	39.36	37.33	32.89	28.06
Cash dividends paid per share (US$)	2.00	1.89	1.73	0.65	0.21
Cash dividends declared per share (US$)	2.02	1.94	1.78	1.05	—
Share repurchases	148	—	—	—	—
Number of shares outstanding (million)3)	94.4	95.5	89.3	89.0	85.1

Ratios
Gross margin (%)	19.4	19.9	21.0	22.2	16.6
Operating margin (%)	8.6	8.5	10.8	12.1	1.3
Pretax margin (%)	8.3	8.1	10.1	11.2	0.1
Return on capital employed (%)2)	22	21	28	28	2
Return on total equity (%)2)	13	14	20	22	1
Total equity ratio (%)2)	57	57	55	52	47
Net debt to capitalization (%)	N/A	N/A	N/A	4	21
Days receivables outstanding	70	66	67	69	75
Days inventory outstanding	31	30	32	32	40

Other data
Airbag sales4)	5,686	5,392	5,393	4,723	3,250
Seatbelt sales5)	2,773	2,657	2,679	2,363	1,822
Active Safety sales	345	218	160	85	49
Net cash provided by operating activities	838	689	758	924	493
Capital expenditures, net	379	360	357	224	130
Net cash used in investing activities	(377)	(358)	(373)	(297)	(157)
Net cash provided by (used in) financing activities	(318)	(91)	(223)	(529)	(376)
Number of employees, December 31	46,900	41,700	38,500	34,600	30,200

1) Costs in 2013, 2012, 2011, 2010 and 2009 for capacity alignments and antitrust investigations reduced operating income by (millions) $47, $98, $19, $21 and $133 and net income by (millions) $33, $71, $14, $16 and $96. This corresponds to 0.6%, 1.2%, 0.2%, 0.3% and 2.6% on operating margins and 0.4%, 0.9%, 0.2%, 0.2% and 1.9% on net margins. The impact on EPS was $0.34, $0.74, $0.15, $0.17 and $1.14 while return on total equity was reduced by 0.8%, 1.8%, 0.4%, 0.6% and 4.1% for the same five year period. 2) Adjusted in accordance with FASB ASC 810, adopted on January 1, 2009. 3) At year end, net of treasury shares. 4) Incl. passive electronics, steering wheels, inflators and initiators. 5) Incl. seat components until a June 2012 divestiture. 6) Includes adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.